Exhibit 99.(a)(2)(iii)

AFFIDAVIT OF CHIP PATTERSON

STATE OF CALIFORNIA	:
	:	SS
COUNTY OF CONTRA COSTA	:

I, CHIP PATTERSON, being duly sworn, according to law, depose and say:

1.             I am General Counsel for MacKenzie Patterson Fuller, LP (“MPF”).

2,             I submit this Affidavit in response to the Schedules 14D-9 filed by Reef Global Energy VI and VII, LP (“Reef Global VI” and “Reef Global VII,” respectively) in relation to the tender offer filed on Schedules TO-T by affiliates of MPF (the “MPF Purchasers”) to purchase units of Reef Global VI and Reef Global VII.

3.             MPF is a limited partnership organized under the laws of California. To my knowledge, Ira J. Gaines is an individual residing and doing business in Arizona.

4.             Ira J. Gaines does not have any interest, direct or indirect or real or beneficial, in MPF, the MPF Purchasers, or the tender offers for Reef Global VI and Reef Global VII.

5.             Neither MPF nor the MPF Purchasers has cooperated with Ira J. Gaines in connection with Reef Global VI and Reef Global VII.

I declare under penalty of perjury of the laws of the State of California, that the foregoing is true and correct, based upon my personal knowledge.

Executed this 8th day of October, 2008.

/s/ Chip Patterson
Chip Patterson

Sworn to Subscribed before
Me this 8th day of October, 2008.

/s/ Carmen De Jesus
NOTARY PUBLIC